EX-28.p.16

Standard Life Aberdeen Global Code of Conduct – December 2020

Doing the right thing

Our vision for a better future starts with asking more of ourselves. We need to bring excellence to everything we do, acting with integrity, honesty and always doing the right thing. This helps us to ensure that we deliver good financial outcomes responsibly, taking into account the needs and aspirations of all our stakeholders.

We build enduring relationships with clients and customers across the world, with a relentless focus on service, speed and convenience, delivering high-impact intelligence. We listen intently and fulfil their needs effectively, quickly and consistently. We also focus on making a positive difference to the environment and communities we work in, through the ways in which we both operate and invest.

Our Global Code of Conduct covers our global business, and provides a set of principles and standards for us all to hold ourselves to. Together with our ‘Blueprint’ – which defines our purpose and the behaviours that will deliver it – this is fundamental to the culture we want to build and be known for.

We all have a responsibility to read and understand the Code’s principles and apply them daily to every action we take, and it’s published on our corporate website for all our stakeholders to see. If we ever fall short of the standards set out, we do all we can to put this right. If we ever see cause for concern, we have a duty to speak up.

Our collective mission is to put our business on the right path as it enters its third century of serving clients and customers with distinction. By remaining committed to the behaviours that support our purpose, I believe that we can earn our place in the future.

About our Global Code of Conduct

Our Global Code of Conduct describes the ethical standards that Standard Life Aberdeen expects from all of its people. It’s designed to help us understand our responsibilities, the importance of taking accountability for our own actions, and our duty to speak up if we have any concerns. We are all entrusted to make decisions that impact our reputation and relationships with others, whether they are our customers, clients, colleagues, shareholders or communities. The Code’s purpose is to encourage us all to think about how we can make a difference in a positive and impactful way.

This means that, while laws, regulations, policies and procedures may vary by country or region, we should always:

•	act with integrity

•	act with due skill, care and diligence

•	be open and cooperative with our regulators

•	pay due regard to the interests of customers and clients and treat them fairly

•	observe proper standards of market conduct.

Applying the Code to our daily decision making helps us to reflect the behaviours outlined in our Blueprint – the behaviours that help us to deliver on our purpose and support our strategic drivers. Alongside our Blueprint, our Code is central to our organisational culture.

Personal responsibility

All of our colleagues working for the company are required to comply with our Code, as well as the policies, procedures and laws that apply to their particular jurisdictions and role.

Everyone is asked to confirm periodically that they understand and comply with the Code’s principles. How we behave against these could impact on our performance, promotion opportunities and remuneration.

Additional responsibilities of managers

In addition to our individual responsibilities under the Global Code of Conduct, managers and senior leaders should also consider their role as leaders and role-models for their team. Our People Manager Commitments outline what we expect of our managers. These include setting the standard, managing the team, developing the team and leading the business. To support these commitments, we look to our people managers and senior leaders to support their teams by:

•	creating an environment that is respectful and inclusive

•	encouraging them to speak up – asking for help or raising our concerns is a big part of working here

•	listening and responding to concerns when they are raised

•	doing their part to make sure that no one experiences retaliation for speaking up or co-operating in an investigation

•	helping team members understand the principles and expectations of our Code, as well as any applicable rules and regulations

•	being consistent when enforcing our requirements and holding people accountable for their behaviour at work

•	continuing to set the standard by being positive role-models and ethical leaders.

What happens if I do not follow the principles outlined in our Global Code of Conduct?

It could only take one serious breach of these standards to undo much of our good work. Any action that falls short of the requirements of the Global Code of Conduct or any of our regulators may be dealt with under Standard Life Aberdeen’s investigation and formal disciplinary procedures. Depending on the specific circumstances of the breach, disciplinary action could be taken, up to and including dismissal. In the case of contractors and agency workers, any inappropriate conduct could lead to the termination or suspension of services. We may need to inform our regulators of any disciplinary action taken – including the issuing of a formal written warning, suspension, dismissal, or the reduction or recovery of any remuneration as a result of failing to meet our conduct standards.

If you become aware of a breach of the Global Code of Conduct and/or a regulatory breach, report this at the earliest opportunity to your manager. For alternative ways of reporting, please refer to the Speak Up section.

“Standard Life Aberdeen” refers to Standard Life Aberdeen plc and all of its subsidiaries.

How do I know if I am doing the right thing?

Decisions are not always straightforward.

Sometimes it will be obvious that an action is not the right thing to do, is unethical, goes beyond acceptable limits, or is even illegal.

On other occasions it may not be clear at all. Asking yourself the questions below can help you to work out whether what you are proposing to do is the right thing:

•	Would I be comfortable if my decision were to be made public?

•	Am I being transparent and fair?

•	Who could my decision have an impact on?

•	Do I have enough information and/or training to make the decision?

Imagine you have to explain your decision or action to our customers, clients, strategic partners, colleagues, the public and regulators. How would it look to them?

If you think your decision may reflect badly on you or Standard Life Aberdeen you should speak to someone about it before you act – for example, your manager or our Risk and Compliance team.

If you think your decision may reflect badly on Standard Life Aberdeen you should speak to someone (e.g. your line manager, Risk and Compliance) about it before you act.

The Speak up section explains where you should go to report a concern. Remember that everyone we work with expects us to make decisions with professionalism and good judgement.

Respecting people and the planet

Having respect for people and the planet reflects on us as individuals and as a business. Our purpose puts the current and future needs of our stakeholders at the heart of all we do. Our relationship with our environment and our communities works best when we value them, treat them fairly, consistently and with respect.

We promote ethical practices and policies internally and through all of our relationships. This includes taking reasonable steps to ensure that we invest in companies and work with partners and suppliers that apply the same high standards.

People

Our responsibilities to our stakeholders vary depending on how we interact with them, but everyone should be treated fairly and with respect. A better future can only be achieved when human rights are protected and upheld as detailed in our Human Rights Statement.

Who do you work with?

•	Customers and clients

•	Strategic partners

•	Our people

•	Governments and regulators

•	Our shareholders

•	Industry bodies

•	Suppliers

•	The media

•	Our communities

Supporting our people

We commit to creating an open, safe, inclusive and supportive working environment that drives high levels of engagement and performance.

We expect our people to behave professionally, with respect and fairness and to consider the impact of their behaviour on others. This applies to any behaviour or views shared at work and outside of work (including on social media) in relation to anyone associated with our company or that could impact on our reputation.

Diversity and inclusion

We commit to providing an inclusive workplace where all forms of difference are valued. We define diversity in its broadest sense and support a culture that values fairness and transparency. We accept and respect our differences – and embrace the richness diversity can bring to our relationships.

We focus on both ‘diversity’ and ‘inclusion’. We consider the diversity of the people we have in the company – how we think, how we work and the experience we bring, as well as our visible characteristics – alongside the inclusive workplace and culture we collectively create for that diversity to flourish. This includes, but is not limited to our diversity of educational and professional backgrounds, experience, cognitive and neurodiversity, age, gender, gender identity, sexual orientation, disability, religion or belief and ethnicity and geographical origin.

Our Global Diversity and Inclusion policy supports us to create an inclusive workplace free from any form of unfair or unlawful treatment and details how to raise any concerns.

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We take a zero tolerance approach to any unfair treatment or discrimination (direct, indirect, harassment, victimisation or any other form of discrimination). All colleagues are responsible for ensuring they understand what constitutes unfair treatment and discrimination, and that this is unacceptable, by completing mandatory learning.

•	We collaborate across regions and business areas to bring diversity of thought which helps us be more effective for our clients and customers

•	We encourage and value diversity in our teams as well as in partners who work with us

•	We understand that it is everyone’s responsibility to create an inclusive workplace.

Health and safety

We commit to having a safe working environment for our people. We expect our people to take care and not to place themselves or others in danger, and understand and respect local health and safety policies.

Customers and clients

Fair treatment of our customers and clients is at the heart of our culture and we are committed to building enduring relationships that help to create value for them.

•	We aim for high standards in everything, with propositions that are well designed and delivered, paying due regard to the interests and needs of our existing and potential customers and clients

•	We treat our customers and clients with fairness and respect in all of our contact and communications with them

•	We accept and respect that the needs of our customers and clients are varied and will change throughout their relationship with us

•	We recognise that there are times when they could be vulnerable – on a temporary, sporadic or permanent basis

•	We will listen to them, responding in a flexible, tailored manner that is understandable and accessible

•	We safeguard any personal data shared with us and ensure that this data is managed in an ethical, lawful and responsible way.

Our investment activities

We invest responsibly across all asset classes with the support of the ESG (Environmental, Social & Governance) Investment Team.

•	Our engagement provides deeper insights, protects and enhances value & creates better client outcomes

•	Our activities comprise on-going dialogue, proactive engagement & use of ownership rights, such as voting

Our commitment to transparency includes providing clients full details of our activities & insightful engagement reports

You’re part of a WhatsApp group with your team. One of the members has just shared a post attacking a celebrity for something they tweeted about the Black Lives Matter movement. Almost everyone in the group has joined in and the tone is becoming racist. You don’t agree with them. You think the celebrity was right to say what they did and you feel quite strongly about this. You are uncomfortable about the comments being shared.

You should speak to your manager or HR about this. If you do not feel comfortable in doing so, or the manager was involved, you can contact the Speak up hotline. We are all responsible for creating and maintaining a respectful, collaborative and inclusive working environment and by looking the other way when comments are made, you will not enable us to build this culture. If the manager was involved in this group, they should have acted as they have a duty to be a role model to others in the team.

Our suppliers

Our Global Third Party Code of Conduct sets out what we expect from suppliers and what they can expect from us. It focuses on human rights issues, labour standards, diversity and inclusion, and health and safety. All forms of modern slavery – from human trafficking and forced labour, to bonded labour and child slavery – have no place in our society. Our Modern Slavery Statement sets out our approach. Everyone is responsible for reporting concerns, either to their manager or through our independent Speak Up hotline.

Our communities

A lack of respect for human rights creates inequality, damages society and impacts on the communities we operate in. Our charitable giving strategy ensures that we don’t offer funding to organisations that discriminate in any way for the support and services they offer our communities.

Our communications

There are more ways than ever to communicate with each other. Think about what you need to say and who you need to say it to. Verify the facts before making a statement. Choose the most appropriate and secure method of communication and be particularly careful when using social media.

However we say it, what we say should be timely, clear, fair and not misleading by either act or omission. It needs to present a fair picture and be appropriate to the intended audience. Don’t make public statements that could be interpreted as our company’s view on the matter, unless you are authorised to do so.

Our Media Relations team is your first point of contact for all media engagement. They can help you find the most effective way to communicate your message externally. If you’re unsure about communicating anything publicly, speak to them first.

Do you need to say it?

•	Never say anything you wouldn’t be comfortable being personally identified with

•	Think about whether you need to say it at all

•	Every document, phone call, email and instant message is a record that may become public

Planet

In our Environmental policy we commit to reducing our operational environmental impact by minimising our use of natural resources such as fuels, and preventing pollution where feasible. By analysing data from our global operations we know that our biggest environmental impact comes from business travel and the energy we use in our offices. Everyone in the business is responsible for helping to reduce our operational environmental impact. We respect our planet by:

•	reusing where possible

•	only printing when necessary

•	recycling waste correctly

•	switching off equipment when not in use

•	turning off taps

•	considering travel alternatives or low-carbon travel where feasible.

Our ethics

Acting with integrity, demonstrating sound moral and ethical principles, and being a responsible business that acts with due skill, care and diligence – all of these things are fundamental to the way we operate and the relationships we build.

We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorisations relevant to our roles. However, acting with integrity is a higher standard. It requires us to think about every action we take – before we take it – to ensure we are acting in the interests of our customers and clients and doing the right thing.

Compliance with regulations and law

We are committed to ensuring compliance with the requirements of our regulators and legal frameworks in all the countries in which we operate.

We are open and cooperative with our regulators. In accordance with our company’s internal procedures we report and respond promptly in response to questions, including providing relevant documentation and attending interviews.

We will also adhere to all general notifications and the notification of breaches and disciplinary action requirements, including relevant breaches of this Code.

We all have a responsibility to be aware of the requirements applicable to our roles, to comply with them and to seek advice if we are in any doubt.

Personal integrity

Your contribution is vital to upholding the company’s reputation, and your actions both internally and externally may have an impact on this.

We all have a responsibility to make the company aware of important changes in our personal circumstances – such as criminal proceedings or formal financial proceedings – which could impact on our roles.

Due skill, care and diligence

We should all perform our roles with due skill, care and diligence. Examples of failing to achieve this can vary for each of us dependent on our role, but could include:

•	failing to follow or ignoring processes and procedures

•	failing to properly inform customers, clients or colleagues of something that could result in a detrimental outcome for them

•	undertaking a task, making a recommendation or providing advice without suitable training and/or understanding

•	carrying out an activity when you don’t feel competent or trained.

It’s important that we all take responsibility for our continuing personal development, and are clear on and adhere to the processes and parameters of our role. Managers also need to ensure that sufficient training, oversight and performance management is in place to support colleagues in applying due skill, care and diligence at all times in their roles

What should I do if…

…I’ve been asked a question but I don’t think I have all the facts, or it’s on something I’m not very knowledgeable about?

Say that you’ll find out more about the situation and respond later. If you feel it’s appropriate to give an initial view, be clear about any assumptions you’ve made, saying that you will confirm your view later and that it may change.

Training

We all need to attain and maintain the competency required to perform effectively in our roles – and to take responsibility for our own personal development.

To support this, Standard Life Aberdeen provides a number of mandatory training courses to complete on joining the company, and then periodically in line with the schedule set by the company and the requirements of your role. We also provide opportunities for training that are relevant to your role.

Mandatory training is a requirement of your employment and an important part of our regulatory obligation- it helps demonstrate that you understand the regulatory and conduct requirements of working here. If you fail to complete required training, or are late in doing so, it could lead to disciplinary action with potential consequences up to and including dismissal.

Anti-competitive behaviour

We take care to avoid practices that may be viewed as anti-competitive – for example, agreeing charging structures with our competitors.

Accurate reporting

Standard Life Aberdeen is committed to complete, accurate and timely reporting to the market and the authorities, including our regulators.

Those of us who are responsible for accounting and financial record keeping duties need to ensure that all transactions, funds, assets, revenues and expenses are accounted for correctly and reported appropriately.

Money laundering and financial crime

Money laundering is the attempt to hide or disguise the origin of funds to conceal criminal activity. Financial services companies can often be targeted by money launderers. We have a duty to ensure that identity and other checks are conducted for new business relationships including customers and clients, third parties, partners and suppliers.

We can only receive or pay money to individuals and entities that have been suitably identified and verified in accordance with local legal requirements.

Our company values its reputation for financial integrity and reliability and is committed to preventing, detecting and reporting fraud and developing an anti- fraud culture.

If you have any suspicions of money laundering, fraud or any other financial crime occurring, make sure you raise a Suspicious Activity Report or follow the guidance on page 20 for raising a concern.

Tax evasion

Tax evasion can take different forms but is broadly the intentional evasion of paying tax due or diverting funds from public revenues. This is a criminal offence and can be committed at an individual or corporate level. It is also an offence to facilitate another party’s actions in evading tax or to fail to put in place reasonable procedures to prevent the facilitation of tax evasion. We need to ensure we take all reasonable measures to avoid facilitating another party’s part in tax evasion, and should only work with others who apply the same high standards.

Conflicts of Interest

We all have an individual and shared responsibility to protect ourselves, colleagues, customers, clients and the company by identifying and reporting conflicts of interest.

Conflicts of interest

What is a conflict of interest?

A conflict of interest is where Standard Life Aberdeen and/or any of its employees are subject to influences which might adversely affect decision-making or outcomes in the course of conducting business. They can include situations that arise, have the potential to arise or where a reasonable person may perceive there to be a conflict whether or not one actually exists.

A conflict can arise from the competition of legitimate influences such as acting for multiple customers or clients, or the presence of harmful ones such as personal gain.

As part of our jobs, everyone has a responsibility to identify and try to avoid conflicts of interest.

Types of conflict

Conflicts generally fit into one of two categories.

1.	Conflicts that arise while conducting business for Standard Life Aberdeen and on behalf of our customers or clients - including, but not limited to, those between:

•	our business (or one of its subsidiaries) and a customer, client, employee or supplier

•	an employee and a customer or client

•	one customer or client and another

•	one part of our business and another.

2.	Conflicts resulting from personal activities and relationships of employees outside of Standard Life Aberdeen, such as:

•	second jobs

•	business ventures

•	outside appointments

•	involvement in public affairs.

Across our business we provide a range of customer and client services and play multiple roles. We need to ensure that our decisions and actions always put the best interests of our customers and clients first, rather than prioritising our own interests.

What are my obligations in relation to conflicts of interest?

As part of our jobs, everyone has a responsibility to identify and try to, avoid conflicts of interest.

There will be occasions when it’s not possible to avoid a conflict. In these cases we need to make clear to those involved that there is a conflict, and deal with it fairly and transparently.

If you are working for, or linked with, a firm or body that is conducting business negotiations with our company, or any of its subsidiaries, you must avoid to taking part in, or influencing, these negotiations in any way.

We all must avoid outside appointments and personal, business or investment activities that may conflict with the interests of Standard Life Aberdeen, our customers and clients.

Outside Appointments

Outside appointments

What are outside appointments?

Outside appointments are any positions you might hold with any organisations outside our company. This includes any voluntary or charitable business appointments, business ventures and significant ownership of companies.

What are my obligations in relation to outside appointments?

Follow the Standard Life Aberdeen Outside Appointments policy and procedures relevant to your business unit and role. Generally this will involve a discussion with your manager – prior to accepting the position – to ascertain whether there is a potential conflict of interest or potential non-compliance with the terms of your employment contract.

If you are still unsure after discussing with your manager, contact our Risk and Compliance or Group Secretariat teams.

What are the restrictions on undertaking outside appointments?

Check the terms of your contract of employment – as these may prevent you from taking a second job or other outside appointment without our company’s consent.

If you do take up such an appointment, remember that you can’t use confidential knowledge gained through your role in our company for an advantage in an outside role, or pass it on to someone who may use it in this way.

You must avoid outside appointments which are or may be in conflict with your employment at our company.

Market abuse and inside information

In every investment decision we make on behalf of our customers and clients, we need to conduct ourselves with integrity and honesty. This means always following the rules, regulations and general principles set out within the global regulatory environment in which we operate, and only using information in the way that it’s intended.

What is market abuse?

Market abuse can be characterised as any of the following:

•	the misuse of inside information for personal gain or avoidance of loss

•	unlawful disclosure of inside information

•	manipulating markets by giving false or misleading signals as to the price, supply, or demand for securities.

What is inside information?

Inside information is precise information that is not generally available and that a reasonable investor would use to help them make investment decisions. It is also information that, if generally available, would be likely to significantly affect the price of an investment.

This includes any knowledge you have of our company’s future intentions, including knowledge of future decisions relating to investment or any of our entities, products or funds. Don’t make use of this knowledge, or pass it on to anyone who does not require it for work purposes, if it is not generally available.

What are the restrictions on my activities?

Market abuse includes activities either for personal gain or for our company’s gain. In particular, avoid any personal account dealing if you have inside information or suspect that such dealing would be market abuse. A breach of any policy related to personal account dealing may lead to your personal account dealing privileges being suspended for a period of time, or be dealt with under formal disciplinary procedures.

What are my obligations if I suspect market abuse or have inside information?

If you suspect any form of market abuse, inform our Risk and Compliance team or Information Control Room immediately. You can also raise your concern by contacting your manager or using the Speak Up hotline.

If you are unsure as to whether you have correctly identified inside information, read the Standard Life Aberdeen Listed Securities Inside Information and Securities Dealing policy and your business unit’s procedures. This will provide you with guidance on how to identify and assess potential inside information.

What should I do if…

…I overhear information about Standard Life Aberdeen’s results before they are announced?

You should not share what you have heard or deal in Standard Life Aberdeen plc shares. The information is likely to be confidential and may be inside information. You should report to this to our Risk and Compliance team or raise your concern using the Speak Up hotline.

…I am on an Insider List and wish to trade in Standard Life Aberdeen plc shares?

Always contact our Group Secretariat team first.

...I receive or overhear sensitive information about one of Standard Life Aberdeen’s products before it is publicly available?

You should not share what you have heard (including sharing with internal stakeholders) or deal in the relevant product if the information you have is precise or sensitive. If this information was to become available to other investors, or if you acted on that information, it would be likely to have a material impact on the price of the product, or allow you to gain an unfair advantage. You should report this to our Risk and Compliance team or raise your concern using the Speak Up hotline.

Malpractice, Anti-Bribery & Inducements

It’s important that we take care when offering or accepting gifts or hospitality, dealing with political or public officials, and handling expenses. It has a big role to play in protecting our company’s reputation, and in building the trust and confidence of our customers and clients. If we don’t follow the correct procedures, our actions in any of these areas could be perceived as a conflict of interest, an inappropriate inducement or even a bribe.

Gifts and hospitality

What are gifts and hospitality? Gifts and hospitality can include:

•	the giving or receiving of gifts and hospitality

•	invitations to events that would otherwise incur a cost to attend

•	events that contain a significant hospitality element

•	the provision of flights or accommodation

Our business takes a zero tolerance approach to bribes offered or accepted. Before offering or accepting a gift or hospitality, we have a duty to assess whether it’s appropriate, taking into account who is involved, the nature of the relationship and the value of the gift or hospitality. We need to follow local authorisation procedures and limits on the type and value of gifts and hospitality.

Make sure you are aware of the requirements within the Gifts and Hospitality procedures and agreements relevant to your business unit before accepting or arranging any.

Record these kinds of benefits (whether offered or received) on the appropriate register for your area of our business.

If you are planning to provide a gift or some hospitality or you are responsible for authorising any of these activities, you need to consider these questions before going ahead:

•	Is the gift or hospitality being provided with intention of inappropriately influencing a third party to obtain, retain or gain a business advantage?

•	Is the hospitality being provided with interests of our customers and clients in mind?

•	Is the other party a public official?

•	Could this gift/ attendance at the event be perceived as creating a conflict of interest?

•	Is there a possibility of external exposure, through the media for example? If yes, how would this be reported?

•	Is the gift or hospitality considered to be excessive or lavish? Is it acceptable?

•	Are we currently involved in a tendering, renewal of existing contract or RFP process with the other party?

If you have any doubt about the answers to these questions, this might indicate that the activity may not be appropriate – contact the Anti- Financial Crime team to discuss your concerns.

Political donations and dealing with public officials

What are political donations?

Political donations are any gift, subscription, loan, advance or deposit of money, or anything of value, made for:

•	the purpose of influencing any election for federal, state, district or local office

•	payment of debt incurred in connection with any such election

•	transition or inaugural expenses of the successful candidate for state or local office.

When acting on behalf of our company, we can’t make monetary donations or give indirect assistance to political organisations or election candidates. We’re also unable to take part in any activity that could be reasonably regarded as intending to influence public opinion towards any political party, organisation or election candidate.

If you personally wish to make political donations, you need to consider whether there is a conflict of interest – for example, if you are donating to a local or district council who is a client or potential client.

Examples of ‘indirect assistance’:

•	Gifts, sponsorship, subscriptions or loans

•	Expenditure incurred in preparing, publishing and disseminating material

•	The payment of expenses incurred directly or indirectly by a political party, organisation or independent candidate.

Dealing with public officials

Public officials are individuals who hold legislative, administrative or judicial positions of any kind, exercise a public function or are an official of a public domestic or international organisation. They have a duty of care to the people they represent and in most countries there is specific legislation covering their exposure to corruption.

We do not offer payments, gifts or other advantages to anyone, including public officials, with the intention of inducing them to act in a certain way. We should also never knowingly benefit from a third party making any inappropriate payment or gift to a public official in order to influence their actions. This includes ‘facilitation payments’ which, although regarded as normal in some countries, do not align with the principles of our Global Code of Conduct.

What is a facilitation payment?

A facilitation payment, or ‘grease payment’, is any payment made to a public official to ensure that they perform a certain action. We should never request or accept such payments, gifts or other advantages.

The only exception to this is in ‘extenuating circumstances’ – when there is an immediate threat to life, limb or liberty. If you become involved or aware of any such instance, report it to the Anti-Financial Crime team or via the Speak Up hotline.

Expenses and company assets

What are expenses?

Expenses are costs incurred and paid for using a company credit card, or your own money, for business-related and other authorised activities.

What are the restrictions on my expenses claims?

Only items that meet the requirements of the Standard Life Aberdeen Expenses Policy, or approved local variations, should be paid for or reclaimed.

If you are ordering goods or services from a third party supplier, they must be paid following the applicable local procedures. You need to complete a purchase order and have this approved before you order any goods or services.

What are my obligations in relation to expenses?

•	Comply with the Standard Life Aberdeen Expenses policy

•	Fill out expense claims accurately and completely, including all necessary fields

•	Submit expense claims, with supporting receipts, on a timely basis. If you are an authorising manager, make sure you check receipts before approving.

What are company assets?

Company assets are primarily for business use. They can include physical assets, such as phones and laptops, and non-physical assets, such as intellectual property.

We should use them responsibly, efficiently and only for legitimate business purposes in line with company and local policies. We should limit any personal use of phones, email and internet in line with local guidelines.

When you’re not using any physical assets that the company provides you with, like mobile phones and tablets, it’s your responsibility to keep them safe and secure, whether inside or outside the office.

What should I do if…

…I realise I have been overpaid expenses? The overpayment will need to be repaid. Contact your local Finance team who deal with employee expenses or, if you are not sure who to contact, speak with your manager.

Using Information Responsibly

The confidentiality, integrity and availability of our information are all critical to safeguarding our customers, clients, colleagues and shareholders. Handling this information in the right way is also crucial to our reputation and our financial integrity whilst allowing us to meet our business objectives.

Protecting confidential information

We should always treat Standard Life Aberdeen’s confidential information as we would our own.

It is important to ensure that those you share such confidential information with, even if another colleague, are entitled to receive that information and is necessary for their role.

Confidential or inside information can’t be used for personal gain or to benefit friends, family or our associates. This may lead to a potential breach or conflict of interest.

For more guidance on how to protect our information, read our guidance on Security, Resilience & Protection.

What information is considered confidential and needs to be kept secure?

We have a duty to protect personal information of our customers, clients, colleagues and shareholders from accidental or deliberate disclosure, transfer, storage or disposal to an unauthorised third party, inside or outside Standard Life Aberdeen. Information belonging to the company which could be commercially sensitive and is not publicly available, is also confidential.

We all have a personal responsibility to protect the integrity and security of confidential information to prevent harm to those individuals and/or the company.

Examples of confidential information we have access to as employees include:

•	customer data – name, address, bank details and identification documents such as passports

•	client data – commercial pricing information

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corporate data – information not publicly available such as Board papers, company results, our intellectual property, or details of a new proposition to be launched to market with information on volumes and costs

•	employee data – payroll, health or performance information.

What are my obligations in relation to the confidentiality and security of information?

Think carefully when working with or disclosing information, particularly outside Standard Life Aberdeen, about the legal requirements and the potential personal or reputational damage that could result from inappropriate disclosure.

•	Avoid conducting business communications using your personal email account

•	Avoid social media for business purposes unless specifically approved to do so

•	Don’t send confidential information (business communications or personal data of our customers, clients, shareholders or colleagues) to your personal email account or to an unauthorised third party

•	Any information or documents created for business purposes remain the property of our company – you’re not entitled to remove them from our premises, whether in physical or electronic format

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If you choose to make your association with our company known when you use personal social media profiles, make it clear that the views you express are your own and do not represent our company’s views.

Make sure you read and understand the requirements set out in the Standard Life Aberdeen Protection of Information and Resilience policy and the Acceptable Use business policy. Your contract of employment will also outline any individual obligations relating to confidentiality, as well as adhering to applicable data protection and privacy laws.

What happens if I do not treat information with the appropriate level of security and confidentiality?

As well as breaching internal policies and procedures, deliberately misusing information can result in disciplinary action leading to possible dismissal, and even criminal or civil enforcement. In most countries, there is an information or privacy regulator with powers to fine individuals and companies who do not protect personal and confidential information.

What should I do if…

…I notice that I have (or a colleague has) emailed information to the wrong person?

You should establish the following:

•	Was the information sensitive?

•	Was the information confidential?

•	Did the information contain personal details?

•	Was the information issued by email in a password protected document that only the correct person knows?

Knowing the answers to these questions will help us understand the level of exposure for the business or our customers and clients.

You should contact the recipient and advise the information has been sent to them in error and ask them to confirm that it has been destroyed securely.

If personal data has been disclosed to someone else in error, log a Data Protection breach immediately by following the agreed local business process and record on Shield, our risk management tool. You should also contact the Data Privacy Office who will assess the risk and advise you on the appropriate actions to take. Failure to log a breach promptly could result in further harm being caused to those individuals impacted by the breach e.g. identity fraud, personal upset and financial loss.

If confidential corporate information has been shared in error, contact the Security, Resilience & Protection team for more information on what to do.

Speak Up

We strive to make sure that customers and clients are part of our day to day. This is why our Speak Up reporting line is open to our external stakeholders, as well as our colleagues.

Our company is committed to operating in an honest and transparent way. But if you have experienced or witnessed malpractice or misconduct, or there’s an issue that you think the company should know about or investigate, you should report it. By doing this as soon as you can, you can help to protect our customers, clients, colleagues and our business.

We don’t tolerate the harassment or victimisation of anyone raising a genuine concern. If this happens, we take disciplinary action. No one will be at risk of losing their job or suffering any form of reprisal as a result of raising a genuine concern.

Who should I speak to?

Speak to your manager if you have a concern to raise and feel comfortable in raising it with them.

If you feel you cannot raise your concern using your normal reporting line, or wish to raise it anonymously: you should do so using our confidential Speak Up hotline.

If you wish to make a complaint about your employment or how you have been treated: you should raise this through your local grievance procedure.

Reporting your concerns through Speak Up

Our independent and confidential Speak Up service is available 24 hours a day, seven days a week, in multiple languages.

The service is managed by Safecall who are recognised as a leading global authority on all aspects of speaking up. You can use the service to raise your concern anonymously. However, giving your name may help with investigating your concern and providing feedback.

If you have chosen to remain anonymous but wish to remain in contact, you can communicate with us through Safecall’s website, retaining your anonymity. Safecall will not pass on your identify unless you have given them permission to do so.

In the UK:

•	call our Speak Up reporting line on 0800 915 1571

•	email standardlifeaberdeen@safecall.co.uk

•	contact Speak Up via the dedicated website www.safecall.co.uk/report

For other countries, local Speak Up telephone numbers can be found on our global intranet.

Anyone, whether internal or external to the company, can contact the Conduct and Conflicts Risk Oversight team if you need advice or suspect misconduct, malpractice or illegal behaviour and are unsure what to do.

Support and advice for employees

If you’re an employee and need advice before reporting a matter, Protect offers independent and confidential advice to employees regarding what to do if they witness malpractice or misconduct at work. Protect provides an advice line, which offers support from qualified lawyers with a wealth of experience in whistleblowing law and practice. You should still report concerns of malpractice or misconduct in accordance with the Speak Up process.

Freephone Protect on 0800 112 4424

Reporting your concerns externally

In all jurisdictions where we operate we comply with the applicable ‘Speak Up’ regulations and legal requirements – and anyone working for our company can raise concerns directly with the relevant regulator at any time, whether they’ve raised the concern internally first or not. You are not required to obtain prior approval to make such a report or let the company know that you have done so.

Regardless of your global location, you can raise concerns with the UK Financial Conduct Authority and the Prudential Regulation Authority. Or you may prefer to raise the concern with the local regulator in your jurisdiction, for example, in the United States of America, the whistleblowing services of the U.S Securities and Exchange Commission or the Financial Industry Regulatory Authority in the United States.